Exhibit 99

Media Contact: Steve Conroy, (626) 302-2255
Investor Relations Contact: Sam Ramraj, (626) 302-2540

SCE Questions Investigation Report on Anlauf Canyon Ignition of 2017 Thomas Fire

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Southern California Edison believes evidence shows there were at least two separate ignitions on Dec. 4, 2017, that led to the two fires that together are commonly referred to as the Thomas Fire — one in the Anlauf Canyon area of Ventura County and another near Koenigstein Road in the city of Santa Paula.

•	SCE provided evidence to CAL FIRE and Ventura County Fire Department (VCFD) that indicates fire was burning in Anlauf Canyon at least 15 minutes prior to the start time indicated by VCFD.

•	Notwithstanding today’s report, a final determination on cause and responsibility will only be made through the legal process.

•	SCE supports comprehensive reform to urgently address the growing wildfire threat.

ROSEMEAD, Calif., March 13, 2019 — Today, SCE issued the following response to the report by CAL FIRE and VCFD on their review of the causes of the Anlauf Canyon ignition of the Thomas Fire:
We keep in our thoughts all those who have been affected by wildfires. The devastating loss of lives, homes and businesses is tragic, and SCE will continue to provide assistance and support to those affected by wildfires. The safety of our customers, our employees, and our communities remains our most important focus.

SCE believes evidence shows there were at least two separate ignitions on Dec. 4, 2017, that led to two fires that together are commonly referred to as the Thomas Fire — one in the Anlauf Canyon area of Ventura County and another near Koenigstein Road in the city of Santa Paula. Based on currently available information, SCE has not determined whether its equipment caused the ignition in the Anlauf Canyon area. SCE has evidence that the ignition at Anlauf Canyon started at least 12 minutes prior to any issue involving SCE’s system and at least 15 minutes prior to the start time indicated by VCFD in its report. SCE provided this evidence to CAL FIRE and VCFD investigators; however, the report does not suggest this evidence was considered. SCE believes the Anlauf Canyon ignition may have been independently responsible for a significant portion of the Thomas Fire damages. SCE also is not aware of any basis for criminal liability.

Separately, the company previously disclosed that its equipment appears to have been associated with the Koenigstein ignition. The specific cause cannot be determined until SCE can analyze the equipment currently in CAL FIRE’s possession and any other evidence that may be described in a separate report, relating to the Koenigstein ignition, which has not yet been issued.
SCE fully cooperated with fire officials throughout their investigation.

Anlauf Canyon

The report states the fire started at approximately 6:20 p.m. SCE has evidence that indicates the ignition in Anlauf Canyon started at least 15 minutes prior to VCFD’s indicated start time and 12 minutes prior to any known issue involving SCE’s system. SCE has obtained publicly available radar data showing a smoke plume in the Anlauf Canyon area emerging well in advance of the report’s indicated start time of 6:20 p.m. SCE believes this evidence uncovered in its review of the Anlauf Canyon ignition is highly relevant to the accurate determination of the start time, origin and cause of the ignition.

Evidence critical to the investigation also was not preserved as a result of the failure of VCFD investigators to prevent the destruction of that evidence, including physical evidence in the area near the fire origin, as well as video footage from Ventura County’s own webcams closest to the fire. SCE understands that Ventura County had approximately 12 cameras in the vicinity, but VCFD recently revealed it had failed to preserve video footage from 11 of those cameras.

While SCE greatly admires the first responders and members of the firefighting community who bravely responded to the Thomas Fire, the company is disappointed that VCFD’s investigators failed to preserve critical evidence and seemed to ignore best practices in conducting their origin and cause analysis.

Deliberate consideration of all relevant information and preservation of all relevant evidence are essential to ensure an investigation is thorough, complete and accurate. We underscore that any investigative findings do not provide a final resolution as to cause or responsibility. The courts will need to make that determination after a full review of all the evidence.

SCE cannot comment further without a complete analysis of the report, including its attachments which are not yet available, and examination of the evidence that remains in CAL FIRE’s and/or VCFD’s possession.
Comprehensive Policies Still Needed to Address Growing Threat of Wildfires

With the increasingly serious, ever-growing wildfire threat to California, it is unmistakably clear that further urgent work is needed to develop thoughtful, comprehensive policies to address this statewide problem. SCE strongly supports the increased funding for fire suppression and improved forest and land use management policies included in 2018’s Senate Bill 901 (Dodd, D-Napa). While the state legislature has taken an initial step to mitigate wildfire risks through the passage of SB 901, much more is urgently needed to address the critical issues of fire prevention, enhanced suppression efforts and fair cost allocation rules.
In comments filed with the California Public Utilities Commission (CPUC), SCE recommended that the CPUC establish a clear, durable and repeatable process for assessing the prudency of utility wildfire operations and enabling timely recovery of prudently incurred, wildfire-related expenses. The wildfire mitigation plans that SCE and the state’s other investor-owned utilities are required to file at the CPUC under SB 901 should be the basis for this process. These plans identify specific and measurable wildfire mitigation activities to be undertaken, and SB 901 includes a process for the CPUC to review compliance with these plans. We asked the CPUC deem that a utility has acted prudently for purposes of cost recovery if it is found to have substantially complied with its plan. If a utility has not substantially complied with its plan and that non-compliance is a direct cause of a wildfire, costs denied should be proportionate to the utility’s misconduct and take into consideration other factors contributing to the wildfire and its damages.
Edison’s Efforts at Managing the Wildfire Threat in California

SCE has long taken substantial steps to reduce the risk of wildfires in its service territory, including employing robust design and construction standards, vegetation management activities and operational practices.

On Feb. 6, SCE filed its proposed 2019 Wildfire Mitigation Plan, the first of what will be an annual submission. The plan is intended to address and greatly reduce fire ignitions caused by utility infrastructure. It also is intended to further fortify the electric system against the increasing threat of extreme conditions driven by climate change and the impacts of wildfires if they occur. About 35 percent of SCE’s service area is located in high fire risk areas.

The plan takes a broad approach that includes enhanced inspections on all of the company’s overhead power lines in high fire risk areas in the immediate term to identify and remediate potential issues outside of standard inspection cycles. It will further harden infrastructure, bolster situational awareness capabilities, enhance operational practices and harness the power of data and technology.

About Southern California Edison

An Edison International (NYSE:EIX) company, Southern California Edison is one of the nation’s largest electric utilities, serving a population of approximately 15 million via 5 million customer accounts in a 50,000-square-mile service area within Central, Coastal and Southern California.

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Safe Harbor Statement for Investors

Statements contained in this press release about the Thomas Fire, and other statements that do not directly relate to a historical or current fact, are forward-looking statements. In this press release, the words "believes," "continuing to," "predict," "plan," "may," "will," and variations of such words and similar expressions, or discussions of strategy, plans or actions, are intended to identify forward-looking statements. Such statements reflect our current expectations; however, such statements necessarily involve risks and uncertainties. Actual results could differ materially from current expectations. Important factors that could cause different results include the timing and outcome of the investigations and internal review of the Thomas Fire. Other important factors are discussed in Southern California Edison’s Form 10-K, most recent Form 10-Q, and other reports filed with the Securities and Exchange Commission, which are available on our website: edisoninvestor.com.

Edison International and Southern California Edison Company have no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events, or otherwise.